UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BUSCAR COMPANY
(Exact name of registrant as specified in its charter)

Colorado	27-3191889
State or jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

4325 Glencoe Ave Ste C9-9903 Marina Del Rey, California	90292
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box ☒

Securities Act registration statement file number to which this form relates: (if applicable) 333-174872

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value
(Title of Class)

Item 1. Description of Registrant's Securities to be Registered.

Common Stock

We are authorized to issue 500,000,000 shares of common stock and 50,000,000 shares of preferred stock, of which 10,000,000 shares are designated as Series A Preferred Shares and 10,000,000 shares are designated as Series B Preferred Shares. As of March 31, 2016, we had 372,375 shares of common stock outstanding. As of March 31, 2016, we had 8,000,000 Series A Preferred Shares outstanding and no shares of Series B Preferred Shares outstanding.

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

Item 2. Exhibits.

The following exhibits are filed as a part of this registration statement:

Exhibit Number	Description

3.1	Restated and Amended Articles of Incorporation

3.2	Bylaws

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Buscar Company

Date: July 13, 2016	By:	/s/ Anastasia Shishova
Anastasia Shishova
President, Secretary, Treasurer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

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